Exhibit 15.1

February 12, 2019

The Board of Directors and Stockholders

First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-4 and related Proxy Statement/Prospectus of First Midwest Bancorp, Inc. and Bridgeview Bancorp, Inc. for the registration of shares of First Midwest Bancorp, Inc.’s common stock of our report dated May 7, 2018 relating to the unaudited condensed consolidated interim financial statements of First Midwest Bancorp, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2018.

/s/ Ernst & Young LLP

Chicago, Illinois
February 12, 2019